Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces Further Extension of Early Participation Date

and Withdrawal Deadline for Exchange Offer for 7.125% Senior Notes due 2025

Englewood, Colorado – June 3, 2019 – Ultra Petroleum Corp. (“Ultra Petroleum” or the “Company”) (NASDAQ: UPL) today announced that, with respect to the previously announced private offer to exchange (the “Exchange Offer”) outstanding 7.125% Senior Notes due 2025 (the “2025 Notes”) of its wholly owned subsidiary, Ultra Resources, Inc. (“Ultra Resources”), for up to $90.0 million aggregate principal amount of new 9.00% Cash / 2.50% PIK Senior Secured Third Lien Notes due 2024 of Ultra Resources (the “Third Lien Notes”), it has further extended the Early Participation Date and the Withdrawal Deadline to 5:00 p.m., New York City time, on Friday, June 7, 2019. All other terms and conditions of the Exchange Offer as set forth in the confidential offering memorandum dated May 9, 2019 and related letter of transmittal (together, the “Offering Documents”) remain unchanged.

As previously announced, the Exchange Offer will expire at 5:00 p.m., Eastern Time, on June 10, 2019, unless extended (as it may be extended, the “Expiration Date”).

The Exchange Offer is conditioned on the satisfaction or waiver of certain conditions as described in the Offering Documents. The Exchange Offer for the 2025 Notes may be amended, extended or terminated by Ultra Resources at its sole option.

The Exchange Offer is only being made, and copies of the Offering Documents will only be made available, to beneficial holders of the 2025 Notes that have properly completed and returned an eligibility form confirming that they are (1) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) not a “U.S. person” and are outside of the United States within the meaning of Regulation S under the Securities Act and, if resident in Canada, (x) an “accredited investor,” as defined in National Instrument 45-106 – Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), that either would acquire the Third Lien Notes for its own account or would be deemed to be acquiring the Third Lien Notes as principal by applicable law, (y) a “permitted client” within the meaning of NI 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations, and (z) a resident of the province of Alberta, British Columbia, Manitoba, Ontario, Québec or Saskatchewan (such persons, “eligible holders”). Holders of the 2025 Notes who desire to obtain and complete an eligibility form should contact the information agent and exchange agent, D.F. King & Co., Inc., at (800) 967-5074 (toll-free) or (212) 269-5550 (for banks and brokers), or via the following website: www.dfking.com/UPL or email upl@dfking.com.

Eligible holders are urged to carefully read the Offering Documents before making any decision with respect to the Exchange Offer. None of the Company, Ultra Resources, the dealer manager, the trustee with respect to the 2025 Notes and the Third Lien Notes, the exchange agent, the information agent or any affiliate of any of them makes any recommendation as to whether eligible holders of the 2025 Notes should exchange their 2025 Notes for Third Lien Notes in the Exchange Offer, and no one has been authorized by any of them to make such a recommendation. Eligible holders must make their own decision as to whether to tender 2025 Notes and, if so, the principal amount of 2025 Notes to tender.

The Third Lien Notes and the Exchange Offer have not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act, or any state or foreign securities laws. The Third Lien Notes may not be offered or sold in the United States or to or for the account or benefit of any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Third Lien Notes will not be qualified for distribution under applicable Canadian securities laws and, accordingly, any distribution of Third Lien Notes to persons resident in Canada will be made only pursuant to an exemption from the prospectus requirements of applicable Canadian securities laws. The Exchange Offer is not being made to holders of 2025 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on NASDAQ and trades under the ticker symbol “UPL”.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. We cannot assure you that we will consummate the Exchange Offer on the terms described in this news release or otherwise on terms reasonably acceptable to us, if at all. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, the Company’s ability to decrease its leverage or fixed costs, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Investor Relations

303-708-9740, ext. 9898